Mail Stop 7010

      March 13, 2006


Mr. Robert F. Hull, Jr.
Lowe`s Companies, Inc.
1000 Lowe`s Blvd.
Mooresville, NC 28117


	RE:	Lowe`s Companies, Inc.
      Form 10-K for the year ended January 28, 2005
		Filed April 13, 2005
      File No. 1-7898

Dear Mr. Hull:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any questions regarding these comments, please direct them to Tricia Armelin, Staff Accountant, at (202) 551-
3747,
or in her absence, to me at (202) 551-3689.


							Sincerely,



							John Hartz
							Senior Assistant Chief
Accountant




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE